EXHIBIT 10.01

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (“Second Amendment”), dated as of April 20, 2015, is entered into by and between 525 Race Street, LLC, a California limited liability company (“Landlord”), and Vocera Communications, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.    Landlord and Tenant entered into that certain Lease dated September 26, 2007, and a First Amendment to Lease dated February 17, 2011 (collectively, the “Lease”) for the premises consisting of approximately 70,000 rentable square feet (the “Premises”) on the first and second floors of that certain building located at 525 Race Street, San Jose, California (the “Building”).

B.    The term of the Lease (the “Term”) is scheduled to expire on March 31, 2016.

C.    Landlord and Tenant now desire to extend the Term for a period of seventy-two (72) months, on the terms and conditions set forth in this Second Amendment.

AGREEMENT

In consideration of the mutual covenants set forth herein and other valuable consideration, Landlord and Tenant agree as follows:

1.    Term. Paragraphs 1.4 and 4.1 of the Lease are hereby amended to extend the Term for a period of seventy-two (72) months so that, subject to Tenant’s option to further extend the Term as set forth in paragraph 40 of the Lease (as modified below), the Term of the Lease shall now expire on March 31, 2022.

2.    Monthly Rent. Paragraph 1.6 of the Lease is hereby amended to provide that, as of April 1, 2016, Tenant shall pay Monthly Rent for the Premises in accordance with the following schedule:

Months of Term         Monthly Rent

Apr 1, 2016 - Mar 31, 2017        $115,500.00/month
Apr 1, 2017 - Mar 31, 2018        $118,965.00/month
Apr 1, 2018 - Mar 31, 2019        $122,534.00/month
Apr 1, 2019 - Mar 31, 2020        $126,210.00/month
Apr 1, 2020 - Mar 31, 2021        $129,996.25/month
Apr 1, 2021 - Mar 31, 2022        $133,896.00/month

3.    FF&E. Paragraph 9 of the Lease is hereby amended to provide that Tenant shall have no obligation to surrender the FF&E (as such term is defined in the Lease) to Landlord at the expiration or sooner termination of the Lease, and Tenant shall be permitted at any time during the Term to remove the FF&E from the Premises and sell and/or dispose of any or all of the FF&E without compensation to Landlord. Landlord hereby quitclaims, releases and remises any and all right, title and interest in and to the FF&E.

4.    Alterations. Paragraph 12 of the Lease is hereby amended to provide that the provisions of Paragraph 12 shall not apply to the original Tenant Improvements to the Premises constructed by Tenant pursuant to the Work Letter Agreement attached as Exhibit D to the Lease nor to any Tenant Improvements to the Premises to be constructed by Tenant pursuant to this Second Amendment. Tenant shall have no obligation to remove any such Tenant Improvements from the Premises at the expiration or sooner termination of the Lease.

5.    Repair and Maintenance. Paragraph 16.1 of the Lease is hereby amended to provide that, if Landlord exercises its option to require Tenant to maintain and repair the HVAC system for the Premises, (i) for the period from April 1, 2016 through March 31, 2022, Tenant shall not be required to pay more than Five Thousand Dollars ($5,000) per repair for any repairs made to the HVAC system serving the Premises, nor more than Twenty-three Thousand Dollars ($23,000) per year, in the aggregate, for any repairs to the HVAC system serving the Premises. The foregoing limitation shall not, however, apply to any repairs that are required as a result of the gross negligence or willful misconduct of Tenant, its agents, employees or contractors.

6.    Operating Expenses.

(a)    Paragraph 16.3 of the Lease is hereby amended to provide that (i) for the period from April 1, 2016 through March 31, 2022, Tenant shall not be required to pay more than Five Thousand Dollars ($5,000) per repair or replacement for any repairs or replacements made to the HVAC system serving the Premises, nor more than Twenty-three Thousand Dollars ($23,000) per year, in the aggregate, for any repairs or replacements to the HVAC system serving the Premises; and (ii) if the total aggregate amount paid by Tenant for repairs or replacements to the HVAC system serving the Premises for the period from April 1, 2016 through March 31, 2022 exceeds $60,000, then Landlord shall replace the two (2) existing 75-ton box car HVAC units on the roof of the Building with two (2) new 75-ton box car HVAC units. Landlord may, however, in Landlord’s sole discretion elect to replace either or both of such HVAC units sooner. The foregoing limitation shall apply only to the cost of any repair and replacements to the HVAC system and shall not apply to the routine maintenance and servicing of the HVAC system, which shall be included in Operating Expenses, nor shall such limitation apply to the cost of any repairs or replacements to the HVAC system that are required as a result of the gross negligence or willful misconduct of Tenant, its agents, employees or contractors, which shall be paid by Tenant upon receipt of an invoice from Landlord for such repairs and/or replacements. Upon replacement of such 75-ton box car HVAC units, the cost of replacing such HVAC units with new 75-ton box car HVAC units shall be fully amortized over the useful life of such HVAC units and the annual amortized cost thereof shall be included in Operating Expenses annually as permitted by Paragraph 16.3 of the Lease. Accordingly, following the replacement of the existing 75-ton box car HVAC units with new 75-ton box car HVAC units, Landlord shall have no further obligation to replace such HVAC units if the total aggregate amount paid by Tenant thereafter for repairs or replacements (which shall include the annual amortized cost of replacing such HVAC units) exceeds $60,000.

(b)    Paragraph 16.3 of the Lease is hereby further amended to provide that (i) the maintenance cost center for facilities maintenance shall be excluded from Operating Expenses and Tenant shall not be required to pay any costs which may incurred by Landlord in connection with such maintenance cost center; and (ii) the management fee included in Operating Expenses shall not exceed 2.5% of the Rent throughout the Term of the Lease.

7.    Tenant Improvements.

(a)    Tenant shall construct any Tenant Improvements to the Premises in accordance with the provisions of the Work Letter Agreement attached as Exhibit D to the Lease; provided, however, that the Paragraphs 5 and 6 of the Work Letter Agreement shall not be applicable. Landlord shall instead provide Tenant with an allowance for the design and construction of any Tenant Improvements to the Premises in the amount of One Million Four Hundred Thousand Dollars ($1,400,000) (the “Tenant Improvements Allowance”) and Landlord shall make the Tenant Improvement Allowance available to Tenant at any time during the 2015 and 2016 calendar years (the “Construction Period”). Landlord and Tenant agree that the construction of any Tenant Improvements may be completed in phases if desired by Tenant. Therefore, notwithstanding anything contained in this Paragraph 7 or Exhibit D to the Lease to the contrary, Tenant shall be allowed to submit “Final Plans and Specifications” (as defined in the Exhibit D) for any Tenant Improvements to Landlord in multiple phases during the Construction Period. Tenant shall not, however, make any material changes to any Final Plans and Specifications which have been approved by Landlord without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)    Landlord shall pay the Tenant Improvement Allowance to Tenant on a progress payment basis, but not more frequently than monthly, within thirty (30) days after Landlord’s receipt of the following: (i) itemized invoices for the Tenant Improvement Costs paid, and (ii) a conditional release and waiver upon progress payment from the general contractor and each subcontractor engaged in connection with the Tenant Improvements; a 10% retainage shall be withheld from each progress payment. Landlord shall pay the 10% retainage to Tenant within thirty (30) days after the Tenant Improvements have been completed and Landlord has received all of the following: (i) itemized invoices for all Tenant Improvement Costs paid (to the extent not previously delivered to Landlord), (ii) an unconditional release and waiver upon final payment from the general contractor and each subcontractor engage in connection with the Tenant Improvements; (iii) copies of all building permits, indicating inspection and approval by the issuer of the permits; (iv) an architect’s certification that the Tenant Improvements have been completed in accordance with the final Plans and Specifications; and (v) two (2) sets of “as-built” drawings for the Tenant Improvements.

8.    Option to Extend. The first sentence of Paragraph 40.1 of the Lease is hereby deleted and replaced with the following:

Provided there is not an uncured Event of Default, either at the time of exercise or at the time the extended Term commences, Tenant shall have the option to extend the Term of this Lease for one (1) additional period of five (5) years (“Option Period”) on the same terms, covenants and conditions provided herein, except that upon such renewal (a) the Monthly Rent due hereunder shall be the greater of (1) ninety-five percent (95%) of the then fair market rental value of the Premises, and (2) $133,896.00 per month and (b) Landlord shall not be obligated to construct any tenant improvements to the Premises or provide any allowance or other monies for the construction of any tenant improvements.

9.    Broker. Tenant represents and warrants to Landlord that Tenant has had no dealings with any real estate broker, agents or finder in connection with this Second Amendment other than Cresa San Jose, its exclusive representative. Landlord shall pay a commission to Cresa San Jose in accordance with a separate written agreement between Landlord and Cresa San Jose.

10.    No Further Modifications. Except as set forth in this Second Amendment, the Lease is unmodified and in full force and effect.

LANDLORD                        TENANT

525 RACE STREET, LLC,                VOCERA COMMUNICATIONS,
a California limited liability company        INC., a Delaware corporation

By: TBI-Race Street, LLC, a California        By: __/s/ Jay M. Spitzen_________
limited liability company, Manager
Its: __________________________
By: Toeniskoetter Development, Inc.,
Manager

By: _/s/ Brad W. Krouskup________
Brad W. Krouskup, President
and Chief Executive Officer